Exhibit 99-1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith Senior Vice President and CFO Cobra Electronics Corporation 773-804-6281 msmith@cobra.com

Media Contact:	Brien Gately Financial Relations Board 312-640-6757 bgately@frbir.com

COBRA ELECTRONICS REPORTS FOURTH QUARTER AND ANNUAL RESULTS

Q4 Loss Includes $7.7 Million Charge Due to Mobile Navigation Strategy Shift

Adjusted Results Demonstrate Growth and Profitability in 2007

CHICAGO, IL – FEBRUARY 22, 2008 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported a net loss of $3.8 million, or $0.59 per share, for the fourth quarter ended December 31, 2007 as compared to net income of $1.8 million, or $0.27 per fully diluted share, for the fourth quarter of the prior year. The loss included a previously announced charge to earnings of $7.7 million associated with a write down of assets and an increase in reserves pertaining to a change in its mobile navigation strategy. Sales for the quarter declined by nearly 15 percent from the fourth quarter of the prior year as a nearly 60 percent increase in sales at Performance Products Limited (“PPL”) – reflecting improved performance and a full quarter of results as compared to only 72 days of the fourth quarter last year – was unable to offset an 18.7 percent decline in Cobra segment sales, primarily driven by lower sales of the mobile navigation products but also by sales declines in other product lines. For the year ended December 31, 2007, Cobra reported a net loss of $4.6 million, or $0.71 per share, on sales of $155.9 million as compared to a net loss of $1.6 million, or $0.25 per share, on sales of $153.7 million in the prior year.

“As we previously disclosed to our shareholders, Cobra has implemented a change in our North American mobile navigation strategy, resulting in both lower sales and a substantial charge to earnings for the fourth quarter,” said Jim Bazet, President and Chief Executive Officer. “The operating loss associated with mobile navigation for the fourth quarter was $7.2 million, including the one-time charge to earnings. After excluding the results of the mobile navigation business for each period, Cobra would have had adjusted operating income in the fourth quarter of 2007 of $863,000 as compared to adjusted operating income of $1.6 million in the same period last year. Lower adjusted operating income in the fourth quarter of 2007 was attributable

Cobra Fourth Quarter Results—    2

primarily to a decline in domestic sales, as the effects of the economic slowdown were felt by consumers and our retail partners. A closer examination of results for the year demonstrates improved year-over-year performance upon deducting the results of the mobile navigation product line. Adjusted sales for 2007 were $146.6 million, an 11.7 percent increase from adjusted sales of $131.2 million in 2006. Operating income also increased on an adjusted basis, from $1.5 million to $1.8 million. Both the Cobra segment and the PPL segment contributed to this improved year-over-year performance.”

A closer examination of Cobra’s key product lines provides insights into the results for the quarter:

➢

Radar detection sales on a global basis remain strong, securing Cobra’s position as the clear market leader. Sales in the fourth quarter increased on a year-over-year basis for the eighth quarter in a row and global radar detection sales for the full year increased by nearly 17 percent as compared to last year.

➢

Cobra remains the leader in worldwide two-way radio sales, despite the decline in North American sales this past quarter. The decline represents both a lesser emphasis on the category by retailers, as well as continued price deflation. In contrast to this trend in North America, sales of two-way radios increased in Europe as Cobra increased its market share. On a year-to-date basis, two-way radio sales are down by approximately 13.1 percent, with North American sales declines being offset, in part, by growth in Europe.

➢

Worldwide Citizens Band radio sales declined 8.8 percent in the fourth quarter, primarily due to the impact of fuel prices and economic uncertainty on the professional driver and their reduced spending at travel centers. The category remains a source of strength for Cobra, as sales in 2007 increased by more than 6.5 percent as compared to last year.

➢

Marine radio and power inverter sales, two growth areas for Cobra, continued to show improvements. Marine radio sales in the fourth quarter increased by more than 50 percent on a global basis as Cobra developed deeper marketing channels both domestically and overseas. Power inverter sales increased by nearly 15 percent in the fourth quarter and are up by more than 25 percent for the year.

On a consolidated basis, Cobra’s gross margin in the fourth quarter declined to 10.8 percent from 25.8 percent in the prior year’s period. This primarily reflected negative gross margins in the mobile navigation product line. Excluding the impact of the mobile navigation sales and losses, the adjusted gross margin was 26.8 percent for the fourth quarter of 2007, as compared to an adjusted gross margin of 28.9 percent in the fourth quarter of the prior year. The decline in the adjusted gross margin in the fourth quarter was primarily due to competitive pricing pressures on radar detection and Citizens Band radio products in response to a slowing economy and reduced store traffic. Despite the decline in the adjusted gross margin in the fourth quarter, the adjusted gross margin for the year increased to 27.0 percent from 25.1 percent in 2006. Mr. Bazet commented, “We are pleased with our improved gross margins in 2007 in our continuing business lines. Of course, we are disappointed with the fourth quarter gross margin decline but believe that we responded appropriately to a worsening economy. As a result, we maintained shelf positioning and avoided building an inventory bubble that might result in further margin

Cobra Fourth Quarter Results—    3

declines in 2008. In fact, we anticipate improvements in gross margins in 2008, particularly as we introduce our new line of radar detectors and our newest innovation in Citizens Band radios – the 29 LTD Bluetooth®.”

Adjusted selling, general and administrative expenses decreased 1.6 percent in the fourth quarter, to $10.4 million from $10.6 million in the prior year. Although there was an increase in expenses of the PPL reporting segment, as a full quarter of expenses resulted in an increase of $105,000 over the prior year, the Cobra segment saw a reduction in adjusted expenses as efforts were made to contain these. The increase in adjusted selling, general and administrative expenses for the year was due primarily to the addition of PPL, which accounted for $4.2 million of the $6.4 million increase in consolidated expenses on an adjusted basis.

PPL had sales for the quarter of $4.3 million and pretax income of $355,000, an increase from sales of $2.7 million and a pretax loss of $580,000 in the fourth quarter of 2006. While this improvement in performance can be attributed in part to the full quarter of results under Cobra’s ownership (PPL was acquired on October 20, 2006), it also is attributable to the progress that PPL has made to overcome the development and production issues that hampered its performance earlier this year. PPL currently has a full complement of mobile navigation and photo-enforcement location products available for sale through its dealer network in the U.K. and also has been expanding its presence throughout Europe.

Cobra maintained its strong balance sheet position during the fourth quarter. The company had interest-bearing debt of $20.0 million and cash of $1.9 million as of December 31, 2007. Inventory at the end of the fourth quarter increased to $32.8 million from $29.0 million the prior year; contributing to the increase was an increase in inventory at PPL from $3.5 million to $5.7 million. Accounts receivable at the end of the quarter decreased slightly to $26.8 million from $28.3 million one year earlier. Net book value per share as of December 31, 2007 decreased to $10.04 from $10.85 one year earlier.

Subsequent to the end of the quarter, Cobra refinanced its senior debt to secure more favorable pricing and terms than under its existing agreement.

Cobra also announced that its Board of Directors has declared an annual cash dividend of $0.16 per share, payable on April 25, 2008, to shareholders of record on April 11, 2008. “We continue to have tremendous confidence in the future of our company and we have taken steps to move forward and restore profitability. Our Board has expressed this confidence by continuing the payment of an annual dividend,” said Mr. Bazet.

Mr. Bazet also provided the company’s outlook for the first quarter of 2008 and for the year. “Cobra is forecasting an increase in net income on lower sales for the first quarter of 2008 as compared to last year, as the losses incurred in the mobile navigation product line do not adversely impact results in 2008. We are also forecasting a return to profitability for the year.”

Cobra will be conducting a conference call on February 22, 2008 at 11:00 a.m. EST to discuss fourth quarter results as well as its current strategies and outlook. The call can be accessed live or through replay via the Internet at http://www.cobra.com.

Cobra Fourth Quarter Results—    4

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the mobile navigation and marine markets. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance. This press release includes adjusted sales, adjusted operating income and adjusted gross margin, amounts that are considered non-GAAP financial measures under Securities and Exchange Commission rules. As required, a reconciliation of these measures is included herein.

Cobra Fourth Quarter Results—    5

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales	$45,401	$53,254	$155,935	$153,695
Cost of sales	40,479	39,533	124,812	123,742

Gross profit	4,922	13,721	31,123	29,953
Selling, general and administrative expense	11,250	11,065	39,634	32,620

Earnings (loss) from operations	(6,328)	2,656	(8,511)	(2,667)
Other income (expense):
Interest expense	(506)	(395)	(1,655)	(479)
Other, net	262	(22)	1,089	63

(Loss) earnings before taxes	(6,572)	2,239	(9,077)	(3,083)
Tax (benefit) provision	(2,732)	432	(4,500)	(1,449)
Minority interest	(6)	4	(19)	4

Net earnings (loss)	$(3,846)	$1,811	$(4,596)	$(1,630)

Net earnings (loss) per common share:
Basic	$(0.59)	$0.28	$(0.71)	$(0.25)
Diluted	$(0.59)	$0.27	$(0.71)	$(0.25)

Weighted average shares outstanding:
Basic	6,471	6,459	6,458	6,482
Diluted	6,471	6,662	6,458	6,482

Cobra Fourth Quarter Results—    6

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31, 2007	December 31 2006
ASSETS:

Current assets:
Cash	$1,860	$1,878
Accounts receivable, net	26,804	28,320
Inventories, net	32,776	29,039
Other current assets	13,725	14,006

Total current assets	75,165	73,243

Property, plant and equipment, net	6,803	7,625

Total other assets	32,176	35,890

Total assets	$114,144	$116,758

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$7,273	$6,097
Accrued liabilities	11,151	11,944
Short-term debt	1,240	1,060

Total current liabilities	19,664	19,101

Non-current liabilities:
Long-term debt	18,745	15,614
Deferred taxes	3,772	5,337
Deferred compensation	6,320	5,858
Other long-term liabilities	679	1,075

Total non-current liabilities	29,516	27,884

Minority interest	23	4

Total shareholders’ equity	64,941	69,769

Total liabilities and shareholders’ equity	$114,144	$116,758

Cobra Fourth Quarter Results—    7

Reconciliation of GAAP Operating Loss to Adjusted Operating Earnings

Cobra Electronics Corporation

(Dollars in Thousands)

For the Quarter Ended December 31, 2007

	Actual	Mobile Navigation/ GPS Product Lines (1)	Adjusted
Net Sales	$45,401	$3,201	$42,200
Cost of Sales	40,479	9,580	30,899

Gross Profit	4,922	(6,379)	11,301
Selling, general and administrative expense	11,250	812	10,438

Earnings (loss) from operations	$(6,328)	$(7,191)	$863

(1)	Revenue and expenses attributable to the mobile navigation and GPS products lines are those which are fully severable and would not be realized in absence of these product lines

Cobra Fourth Quarter Results—    8

Reconciliation of GAAP Operating Loss to Adjusted Operating Earnings

Cobra Electronics Corporation

(Dollars in Thousands)

For the Quarter Ended December 31, 2006

	Actual	Mobile Navigation/ GPS Product Lines (1)	Adjusted
Net Sales	$53,254	$11,104	$42,150
Cost of Sales	39,533	9,542	29,991

Gross Profit	13,721	1,562	12,159
Selling, general and administrative expense	11,065	461	10,604

Earnings from operations	$2,656	$1,101	$1,555

(1)	Revenue and expenses attributable to the mobile navigation and GPS products lines are those which are fully severable and would not be realized in absence of these product lines

Cobra Fourth Quarter Results—    9

Reconciliation of GAAP Operating Loss to Adjusted Operating Earnings

Cobra Electronics Corporation

(Dollars in Thousands)

For the Year Ended December 31, 2007

	Actual	Mobile Navigation/ GPS Product Lines (1)	Adjusted
Net Sales	$155,935	$9,367	$146,568
Cost of Sales	124,812	17,820	106,992

Gross Profit	31,123	(8,453)	39,576
Selling, general and administrative expense	39,634	1,886	37,748

Earnings (loss) from operations	$(8,511)	$(10,339)	$1,828

(1)	Revenue and expenses attributable to the mobile navigation and GPS products lines are those which are fully severable and would not be realized in absence of these product lines

Cobra Fourth Quarter Results—    10

Reconciliation of GAAP Operating Loss to Adjusted Operating Earnings

Cobra Electronics Corporation

(Dollars in Thousands)

For the Year Ended December 31, 2006

	Actual	Mobile Navigation/ GPS Product Lines (1)	Adjusted
Net Sales	$153,695	$22,479	$131,216
Cost of Sales	123,742	25,450	98,292

Gross Profit	29,953	(2,971)	32,924
Selling, general and administrative expense	32,620	1,229	31,391

Earnings (loss) from operations	$(2,667)	$(4,200)	$1,533

(1)	Revenue and expenses attributable to the mobile navigation and GPS products lines are those which are fully severable and would not be realized in absence of these product lines